Exhibit 99.1

FOR IMMEDIATE RELEASE

ProShares Announces ETF Share Splits

BETHESDA, MD – May 11, 2022 – ProShares, a premier provider of ETFs, announced today forward and reverse share splits on eight of its ETFs. The splits will not change the total value of a shareholder’s investment and will be effective on two separate dates.

Forward Splits – Phase One

ProShares will implement forward splits for four ETFs in two phases, on two separate dates. Two ETFs will forward split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio
YCS	ProShares UltraShort Yen	2:1
UCO	ProShares Ultra Bloomberg Crude Oil	4:1

All forward splits in phase one will apply to shareholders of record as of market close on May 24, 2022, payable after market close on May 25, 2022. All forward splits will be effective prior to market open on May 26, 2022, when the funds will begin trading at their post-split prices. The ticker symbols and CUSIP numbers for the funds will not change.

Forward Splits – Phase Two

Two ETFs will forward split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio
DIG	ProShares Ultra Oil & Gas	4:1
UYM	ProShares Ultra Basic Materials	4:1

Forward splits in phase two will apply to shareholders of record as of market close on May 25, 2022, payable after market close on May 26, 2022. All forward splits will be effective prior to market open on May 27, 2022, when the funds will begin trading at their post-split prices. The ticker symbols and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund with a proportionate increase in the number of shares outstanding. For example, for a four-for-one split, every pre-split share will result in the receipt of four post-split shares, which will be priced at one-fourth the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical four-for-one forward split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$120.00	$12,000.00
Post-Split	400	$30.00	$12,000.00

Reverse Splits – Phase One

ProShares will implement reverse splits for four ETFs in two phases, on two separate dates. Two ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
KOLD	ProShares UltraShort Bloomberg Natural Gas	1:4	74347Y821	74347Y813
SCO	ProShares UltraShort Bloomberg Crude Oil	1:5	74347Y862	74347Y797

All reverse splits for phase one will be effective prior to market open on May 26, 2022, when the funds will begin trading at their post-split prices. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

Reverse Splits – Phase Two

Two ETFs will reverse split shares at the following split ratio:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
BZQ	ProShares UltraShort MSCI Brazil Capped	1:2	74347G655	74347G283
SCC	ProShares UltraShort Consumer Services	1:2	74347G812	74347G275

All reverse splits for phase two will be effective prior to market open on May 27, 2022, when the fund will begin trading at its post-split price. The ticker symbol for the fund will not change. The funds undergoing a reverse split will be issued a new CUSIP number, listed above.

The reverse split will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a one-for-two reverse split, every two pre-split shares will result in the receipt of one post-split share, which will be priced two times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-two reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	500	$20.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of two for a one-for-two reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, and along with its affiliates, manages nearly $70 billion in assets. The company is a leader in strategies such as dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

For media inquiries, please contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

For Investor and Financial Professional inquiries, please contact:

ProShares, 866.776.5125, info@proshares.com or visit us at ProShares.com

May 11, 2022

Geared (leveraged or short) ProShares ETFs seek returns that are a multiple of (e.g., 2x or -2x) the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Investments in smaller companies typically exhibit higher volatility. Smaller company stocks also may trade at greater spreads or lower trading volumes and may be less liquid than stocks of larger companies. Please see summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Separate ProShares Trust II prospectuses available for Volatility, Commodity, and Currency ProShares.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.